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                                     MAYTAG CORPORATION
                                         Exhibit 12
                             Ratio of Earnings to Fixed Charges
                       (Amounts in thousands of dollars except ratios)

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
                                                                               Year Ended December 31
                                                        ------------------------------------------------------------------------
                                                             2000           1999           1998           1997           1996
                                                             ----           ----           ----           ----           ----
Consolidated pretax income from continuing
 operations before minority interest and
 extraordinary item                                     $    331,959   $    530,851   $    470,885   $    300,555   $    228,237

Interest expense                                              64,133         53,287         57,149         53,625         43,006

Mark to market adjustment on interest rate
 swap included in interest expense                             6,295          5,972          5,616          5,370

Depreciation of capitalized interest                           2,643          2,750          2,952          2,530          1,553

Interest portion of rental expense                             8,166          7,740          7,764          6,989          6,448
                                                          ----------     ----------     ----------     ----------     ----------
Earnings                                                  $  413,196     $  600,600     $  544,366     $  369,069     $  279,244
                                                          ==========     ==========     ==========     ==========     ==========

Interest expense (excluding swap mark to market)          $   70,428     $   59,259     $   62,765     $   58,995     $   43,006

Interest capitalized                                             552             72             17          4,191          8,905

Interest portion of rental expense                             8,166          7,740          7,764          6,989          6,448
                                                          ----------     ----------     ----------     ----------     ----------
Fixed charges                                             $   79,146     $   67,071     $   70,546     $   70,175     $   58,359
                                                          ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges                              5.22           8.95           7.72           5.26           4.78
                                                          ==========     ==========     ==========     ==========     ==========
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